Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Jianzhi Education Technology Group Company Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type(1)(2)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	-	-	-			-	-	-
Fees Previously Paid	Equity	Ordinary shares	457(o)			US$ 50,000,000	US$ 109.10 per million	US$ 5,455
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					US$ 50,000,000		US$ 5,455
	Total Fees Previously Paid							US$ 5,455
Total Fee Offsets
	Net Fee Due							US$ 0

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-258293). Each American depositary share represents ordinary shares.
(2)	Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional ADSs. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.